Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

As at, and for the years then ended:

December 31, 2025 and 2024

KPMG LLP

KPMG Tower 2200, 240 Fourth Ave SW

Calgary AB T2P 4H4

Canada

Tel 403 691 8000

Fax 403 691 8008

INDEPENDENT AUDITORS’ REPORT

Board of Directors NuVista Energy Ltd.

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of NuVista Energy Ltd. and its subsidiaries (the Company), which comprise the consolidated statement of financial position as of December 31, 2025, and the related consolidated statements of net earnings and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) Accounting Standards as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are authorized for issuance.

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Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada

March 4, 2026

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NUVISTA ENERGY LTD.

Consolidated Statements of Financial Position

($Cdn thousands)
As at December 31,	Note	2025	2024
ASSETS
Current assets
Accounts receivable and other		$144,144	$132,538
Prepaid expenses		49,072	45,584
Financial derivative assets	21	123,594	65,537
Other receivables	5	15,065	—

		331,875	243,659
Financial derivative assets	21	94,173	138,703
Other assets	6	13,811	9,500
Exploration and evaluation assets	7	35,935	29,790
Property, plant and equipment	8	3,117,374	2,934,617
Right-of-use assets	9	84,248	94,286

Total assets		$3,677,416	$3,450,555

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		$180,160	$206,862
Senior unsecured notes	11	164,119	—
Current portion of other liabilities	12,20	19,826	18,351
Current portion of lease liabilities	13	8,335	7,441
Current portion of asset retirement obligations	14	10,000	9,800

		382,440	242,454
Long-term debt	10	64,012	5,353
Senior unsecured notes	11	—	163,258
Other liabilities	12	15,346	16,801
Lease liabilities	13	103,686	112,021
Asset retirement obligations	14	116,735	112,614
Financial derivative liabilities	21	19,640	136
Deferred tax liability	15	479,878	443,938

Total liabilities		1,181,737	1,096,575

SHAREHOLDERS’ EQUITY
Share capital	16	$1,044,358	$1,091,990
Contributed surplus		41,759	47,342
Retained earnings		1,409,562	1,214,648

Total shareholders’ equity		2,495,679	2,353,980

Total liabilities and shareholders’ equity		$3,677,416	$3,450,555

Commitments	23
Subsequent event	26

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board of Directors of NuVista Energy Ltd., as the amalgamated entity, Ovintiv Canada ULC:

(signed) “Corey D. Code”	(signed) “Meghan N. Eilers”
Director	Director

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NUVISTA ENERGY LTD.

Consolidated Statements of Net Earnings and Comprehensive Income

($Cdn thousands, except per share amounts)
Year ended December 31,	Note	2025	2024
Revenues
Petroleum and natural gas sales	18	$1,260,673	$1,215,234
Royalties		(83,684)	(130,810)

Net revenue from petroleum and natural gas sales		1,176,989	1,084,424
Realized gain on financial derivatives		109,509	26,202
Unrealized gain (loss) on financial derivatives	21	(5,977)	150,077
Construction income	5	59,137	—
Other income		7,773	11,840

Total revenue, other income and gain (loss) on financial derivatives		1,347,431	1,272,543
Expenses
Operating		378,257	354,253
Transportation		153,674	145,292
General and administrative		25,492	25,405
Share-based compensation	20	21,227	14,121
Financing costs	22	41,204	40,022
Transaction costs	26	2,417	—
Construction costs	5	59,137	—
Depletion, depreciation and amortization	8,9	275,203	296,273

		956,611	875,366

Earnings before taxes		390,820	397,177

Current income tax expense	15	59,246	4,699
Deferred income tax expense	15	32,619	86,760

Total income tax expense		91,865	91,459

Net earnings and comprehensive income		$298,955	$305,718

Net earnings per share	17
Basic		$1.51	$1.48
Diluted		$1.50	$1.46

See accompanying notes to the consolidated financial statements.

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NUVISTA ENERGY LTD.

Consolidated Statements of Changes in Shareholders’ Equity

($Cdn thousands)
Year ended December 31,	Note	2025	2024
Share capital	16,20
Balance, January 1		$1,091,990	$1,111,750
Issued for cash on exercise of stock options		5,614	1,401
Contributed surplus transferred on exercise of stock options		2,755	1,655
Conversion of restricted share awards		2,275	2,898
Conversion of performance share awards		5,249	5,559
Conversion of director share units		1,219	—
Repurchase of shares for cancellation		(64,744)	(31,273)

Balance, end of year		$1,044,358	$1,091,990

Contributed surplus
Balance, January 1		$47,342	$51,250
Share-based compensation		18,658	11,770
Transfer to share capital on exercise of stock options		(2,755)	(1,655)
Conversion of restricted share awards		(2,275)	(2,898)
Conversion of performance share awards		(5,249)	(5,559)
Share-based compensation - cash settled		(10,640)	(9,091)
Tax deduction on excess value of share awards		(3,322)	3,525

Balance, end of year		$41,759	$47,342

Retained earnings
Balance, January 1		$1,214,648	$952,032
Repurchase of shares for cancellation		(104,041)	(43,102)
Net earnings		298,955	305,718

Balance, end of year		$1,409,562	$1,214,648

Total shareholders’ equity		$2,495,679	$2,353,980

See accompanying notes to the consolidated financial statements.

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NUVISTA ENERGY LTD.

Consolidated Statements of Cash Flows

($Cdn thousands)
Year ended December 31,	Note	2025	2024
Cash provided by (used in)
Operating activities
Net earnings		$298,955	$305,718
Items not requiring cash from operations:
Depletion, depreciation and amortization	8,9	275,203	296,273
Share-based compensation	20	15,805	9,842
Unrealized loss (gain) on financial derivatives	21	5,977	(150,077)
Deferred income tax expense	15	32,619	86,760
Accretion	14	4,833	3,680
Asset retirement expenditures	14	(9,925)	(12,029)
Change in non-cash working capital	25	(45,784)	60,086

Cash provided by operating activities		577,683	600,253

Financing activities
Proceeds from the exercise of stock options	16	5,614	1,401
Share-based compensation - settled with cash		(10,640)	(9,091)
Payment on lease liabilities	13	(7,441)	(6,499)
Repurchase of shares	16	(168,785)	(74,375)
Increase (decrease) of long-term debt		58,659	(11,543)
Other liabilities		(1,467)	(567)

Cash used in financing activities		(124,060)	(100,674)

Investing activities
Property, plant and equipment expenditures	8	(434,505)	(494,272)
Exploration and evaluation expenditures	7	(7,296)	(6,284)
Other asset expenditures	6	(4,311)	—
Change in non-cash working capital	25	(7,511)	977

Cash used in investing activities		(453,623)	(499,579)

Change in cash and cash equivalents		—	—
Cash and cash equivalents, beginning of year		$—	$—

Cash and cash equivalents, end of year		$—	$—

Current income tax expense paid in cash		$72,192	$—
Interest paid in cash		$21,188	$22,092

See accompanying notes to the consolidated financial statements.

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NUVISTA ENERGY LTD.

Notes to the Consolidated Financial Statements

As at, and for the year ended December 31, 2025, and 2024

1.	Corporate information

NuVista Energy Ltd. and its subsidiary (together “NuVista” or the “Company”) is a Canadian publicly traded company incorporated in the province of Alberta. NuVista is a condensate and natural gas company actively engaged in the development, delineation, and production of condensate and natural gas reserves in the Western Canadian Sedimentary Basin. NuVista’s focus is on the scalable and repeatable condensate-rich Montney formation in the Alberta Deep Basin.

NuVista’s registered office and principal place of business is located at 2500, 525 – 8th Avenue S.W., Calgary, Alberta, Canada, T2P 1G1. NuVista’s common shares are traded on the Toronto Stock Exchange (“TSX”) under the symbol NVA.

On February 3, 2026 (the “Effective Date”), all of the issued and outstanding common shares of NuVista were acquired by Ovintiv Inc. (“Ovintiv”) through Ovintiv Canada ULC (“Ovintiv Canada”) (the “Transaction”). NuVista has been subsequently amalgamated into Ovintiv Canada. Refer to Note 26, “Subsequent event” for additional details.

2.	Basis of preparation

Statement of compliance

These consolidated financial statements (the “financial statements”) have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”). A summary of NuVista’s material accounting policies under IFRS are presented in Note 3, “Material accounting policies”. These policies have been applied consistently for all periods presented in these financial statements.

These financial statements were approved and authorized for issuance by the Board of Directors of the amalgamated entity, Ovintiv Canada, on March 4, 2026.

Basis of measurement

These financial statements have been prepared on the historical cost basis, except for certain financial derivative instruments which are measured at fair value. The methods used to measure fair values are disclosed in Note 3, “Material accounting policies”.

Certain comparative figures in these financial statements have been reclassified to conform to the current period presentation. Specifically, on the balance sheet, the embedded derivative has been separated from other financial instrument contracts both of which are presented under financial derivative assets and liabilities headings. These reclassifications had no impact on the consolidated operating results or financial position for the year ended December 31, 2024.

Functional and presentation currency

These financial statements are presented in Canadian (“Cdn”) dollars, which is NuVista’s functional currency. All tabular amounts are in thousands of Cdn dollars, unless otherwise stated.

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Use of management’s judgments and estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies, if any, as at the date of the financial statements and the reported amounts of revenue and expenses during the period. Estimates are subject to measurement uncertainty and changes in such estimates in future years could require material change in the financial statements. These underlying assumptions are based on historical experience and other factors that management believes to be reasonable under the circumstances, and are subject to change as new events occur, as more industry experience is acquired, as additional information is obtained as NuVista’s operating environment changes.

Estimates and underlying assumptions are reviewed on an ongoing basis by management. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in the future periods affected. The key sources of estimation uncertainty and judgement in these financial statements are discussed below:

i.	Determination of cash generating units

NuVista’s assets are grouped into cash-generating units (“CGUs”) for the purpose of calculating depletion and assessing impairment. A CGU consists of assets that are grouped together based on the smallest group of assets whose cash flows that are largely independent of those from other assets or groups of assets. The determination of NuVista’s CGUs is subject to management judgment and interpretation, taking into account factors such as geographical proximity, shared infrastructure, commodity composition, similar market exposure, and the management of operations.

ii.	Exploration and evaluation assets

The application of NuVista’s accounting policy for exploration and evaluation (“E&E”) assets requires management to make certain judgments in determining whether it is likely that future economic benefits exist when activities have not generally reached a stage where technical feasibility and commercial viability can be reasonably determined.

iii.	Reserve estimates

Proved plus probable oil and natural gas reserves are used in the calculation of depletion and impairment, as well as to assess for indicators of impairment on each of the NuVista’s CGUs. Reserve estimates and their associated cash flows are based on several significant assumptions, which include forecasted oil and natural gas prices, operating costs, royalties, production volumes and future development costs, all of which are subject to many uncertainties and interpretations. NuVista expects that, over time, its reserve estimates will be revised upward or downward based on updated information, such as the results of future drilling, testing, production levels and changes in commodity prices.

Independent third-party reserve evaluators are engaged annually to estimate proved plus probable oil and natural gas reserves and the related cash flows from NuVista’s interest in oil and gas properties. This evaluation of proved plus probable oil and natural gas reserves is prepared in accordance with the reserves definitions as set up by the Canadian Securities Administrators in National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities and the Canadian Oil and Gas Evaluation (“COGE”) Handbook.

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iv.	Asset retirement obligations

Asset retirement obligations are recognized for the future decommissioning and restoration of property, plant and equipment. These obligations are based on estimated costs, which consider the anticipated method and scope of restoration, as well as potential technological advances. Actual costs are uncertain, and estimates may vary due to changes in relevant laws and regulations, the emergence of new technology, operating experience, and market prices. The expected timing of future decommissioning and restoration may also change due to certain factors, including reserve life. The estimate for these obligations is also impacted by the risk-free rate and inflation rates used to calculate the present value of the asset retirement obligation.

v.	Depreciation, depletion, amortization

Property, plant and equipment is measured at cost less accumulated depreciation, depletion, amortization. Depletion of development and production assets is determined based on total proved plus probable reserves as well as future development costs as estimated by an independent qualified reserve evaluator.

3.	Material accounting policies

Jointly controlled operations

A portion of exploration, development and production activities are conducted jointly with others and, accordingly, NuVista only reflects its proportionate interest of the assets, liabilities, revenues, expenses and cash flows. NuVista does not have any joint arrangements that are structured through a separate vehicle.

Revenue recognition

NuVista generates revenue primarily from the sale of natural gas, condensate, and natural gas liquids (“NGLs”) in accordance with the consideration specified in contracts with customers. Revenue is recognized when control of the product is transferred to the customer, which generally occurs when legal title passes at the agreed-upon delivery point, such as a pipeline or other designated transportation method. The amount of revenue recognized is based on the contractual consideration and may be subject to adjustments for product quality, location, delivery method, or other contract-specific factors.

NuVista assesses its transactions with third parties and partners to determine whether it is acting as the principal or an agent. NuVista is considered the principal when it has primary responsibility for the transaction, control of the product before transfer, and inventory risk. In such cases, revenue is recognized on a gross basis. If NuVista acts as an agent, revenue is recognized on a net basis, reflecting only the fee, if any, earned from the transaction. Due to various marketing arrangements, NuVista may transfer title of its commodity to a third-party marketing company, which then delivers the product to the end customer using its own reserved pipeline capacity. Revenue from such transactions is separately presented as transportation revenue.

The transaction price for variable-price contracts is typically based on a benchmark commodity index and may be adjusted for quality, location, delivery method, or other contractually agreed-upon factors. Revenue recognized may fluctuate due to changes in market conditions affecting pricing components. Tariffs, tolls, and fees charged to third parties for the use of pipelines and facilities owned by NuVista are evaluated to determine whether they originate from contracts with customers or from incidental or collaborative arrangements. When such fees arise from contracts with customers, revenue is recognized as the related services are provided. Additionally, royalty income is recognized as it accrues in accordance with the terms of the applicable overriding royalty agreement.

NuVista also produces power generation revenue which is recognized when control of the electricity is transferred to the customer, typically upon delivery to the grid or as specified in the contractual terms of the arrangement.

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Exploration and evaluation assets (“E&E”)

Exploration and evaluation expenditures are initially capitalized within “exploration and evaluation assets”. These expenditures may include the costs of acquiring licenses, technical services and studies, seismic acquisition, exploration drilling and testing costs, directly attributable general and administrative costs, and the cost of acquiring undeveloped land with no booked reserves. Costs incurred prior to having obtained the legal right to explore an area are charged to net earnings as exploration and evaluation expenditures in the period in which they are incurred.

E&E assets are not depreciated. These costs are accumulated and carried forward until technical feasibility and commercial viability of the area are determined or the assets are deemed impaired. Technical feasibility and commercial viability are met when NuVista has determined that an E&E asset will be developed, as evidenced by the classification of proved or probable reserves and the appropriate internal and external approvals.

E&E assets are assessed for impairment if:

•	Sufficient data exists to determine technical feasibility and commercial viability, and

•	Facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

The recoverable amount of an asset is defined as the higher of fair value less costs to sell and value in use.

If proved and/or probable reserves have been discovered, E&E assets are first tested for impairment before being reclassified to property, plant, and equipment. The carrying value, after any impairment loss, of the relevant E&E assets and associated undeveloped land is then reclassified as development and production assets within property, plant, and equipment.

Any impairment loss on E&E assets, unsuccessful E&E costs, and the cost of undeveloped land that has expired are charged to net earnings as exploration and evaluation expenses.

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Development and production assets

Items of property, plant, and equipment, including oil and natural gas development and production assets as well as corporate assets, are measured at cost, net of accumulated depletion, depreciation, amortization, and impairment. Development and production assets are accumulated on an area-by-area basis, representing the cost of developing discovered commercial reserves and bringing them into production. This includes E&E expenditures transferred from E&E assets upon the discovery of commercial reserves.

Subsequent costs incurred after determining technical feasibility and commercial viability, as well as costs for replacing components of property, plant, and equipment, are recognized as oil and natural gas assets only if they enhance the future economic benefits of the specific asset. All other expenditures are expensed in net earnings as incurred. Capitalized oil and natural gas assets generally include costs related to developing proved and/or probable reserves and enhancing production from these reserves. When a component is replaced or sold, its carrying amount is derecognized. Routine servicing and maintenance costs are recognized in net earnings as incurred.

An impairment test is conducted at each reporting date if events or circumstances indicate that the carrying value of a development and production asset may exceed its recoverable amount. The carrying value is compared to the recoverable amount, which is defined as the higher of:

•

Fair value less costs to sell – determined based on an arm’s-length transaction price between knowledgeable, willing parties. This may involve discounted future net cash flows from proved and probable reserves, using forecast prices, costs, and expansion prospects.

•	Value in use – estimated by calculating the present value of expected future net cash flows generated from the continued use of the asset.

If indications of impairment exist, NuVista conducts an impairment test. Assets or areas are grouped into CGUs for this assessment. When the carrying amount of a CGU exceeds its recoverable amount, the CGU is considered impaired and is written down accordingly. The impairment charge is recorded within depletion, depreciation, amortization, and impairment expenses in net earnings.

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Depletion, depreciation and amortization (“DD&A”)

NuVista depletes the carrying value of its development and production assets using the unit-of-production method, based on the ratio of production during the period to the related proved plus probable reserves. This calculation considers estimated future development costs required to bring the reserves into production and the estimated salvage value of the assets at the end of their useful lives. Future development costs are forecasted based on the level of development required to produce the reserves. At least annually, an independent third-party reserve evaluator assesses the proved and probable reserves, which represent the estimated recoverable quantities of oil, natural gas, and natural gas liquids, based on geological, geophysical, and engineering data.

Other property, plant, and equipment are recorded at cost, net of accumulated depreciation, amortization, and any impairment. Depreciation is recognized on a straight-line basis over the estimated useful lives of each major component. Significant components of an asset with different useful lives are treated separately and depreciated accordingly.

Specific asset categories are depreciated over designated periods, as follows:

•	Workover costs are depreciated over two years.

•	Plant turnarounds and overhauls are depreciated over five years.

•	Corporate assets are depreciated on a straight-line basis over their useful lives.

•	Right-of-use assets are depreciated on a straight-line basis over the economic life of the contract.

Useful lives and residual values are reviewed annually, with any necessary changes applied prospectively.

Provisions

NuVista recognizes a provision when it has a present legal or constructive obligation resulting from a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. NuVista’s provisions primarily consist of asset retirement obligations related to abandonment, dismantling, decommissioning, and site disturbance remediation activities. A liability is recognized in the period when NuVista has a present legal or constructive obligation, and a reasonable estimate of the amount can be made. On a periodic basis, NuVista reviews these estimates, and any changes are applied prospectively.

An obligation is recognized for the estimated cost of abandonment and site restoration, determined by discounting the expected future cash flows required to settle the obligation using a risk-free rate. A corresponding amount is capitalized as asset retirement costs within property, plant, and equipment.

The asset retirement costs are then depleted over the useful life of the underlying assets, and the liabilities are accreted upwards to their estimated settlement value over time. The accretion expense is recognized in net earnings over the life of the asset. Changes in estimated future cash flows or discount rates are capitalized as part of the underlying assets. Actual costs incurred when settling the obligations are charged against the liability.

Leases

A contract is considered a lease, or contains a lease, if it grants the right to control the use of a specified asset for a defined period in exchange for consideration. Leases are recognized as a right-of-use asset and corresponding liability from the date the leased asset is available for use by NuVista. At the commencement of the lease term, a lease liability is recognized based on the present value of the lease payments that are not paid at that date, discounted at NuVista’s incremental borrowing rate when the rate implicit in the lease is not readily determinable. Each lease payment is allocated between the liability and lease interest expense. The lease interest expense is charged net earnings over the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. A corresponding right-of-use asset is recognized at the amount of the lease liability. The right-of-use asset is depreciated on a straight-line basis over the term of the lease.

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Lease payments for short-term leases, defined as those with terms of less than twelve months, or for leases involving low-value assets, are accounted for as expenses in net earnings and allocated on a straight-line basis over the lease term.

Financial instruments

The measurement categories for each class of NuVista’s financial assets and financial liabilities is as follows:

Financial Instrument	Measurement Category
Accounts receivable and other	Amortized cost
Prepaid expenses	Amortized cost
Financial derivative assets and liabilities	Fair value through profit and loss
Other receivable	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Lease liability	Amortized cost
Other liabilities	Amortized cost
Long-term debt	Amortized cost
Senior unsecured notes	Amortized cost

NuVista has entered into certain financial derivative contracts to manage its exposure to market risks arising from fluctuations in commodity prices. These instruments are not used for trading or speculative purposes. Although NuVista considers all commodity contracts to be economic hedges, it has not designated its financial derivative contracts as effective accounting hedges and has not applied hedge accounting. As a result, financial derivative contracts are classified as fair value through net earnings and are recorded on the consolidated statements of financial position at fair value. Transaction costs are recognized in net earnings when incurred. Subsequent to initial recognition, financial derivative contracts are measured at fair value, and changes therein are recognized in net earnings.

NuVista accounts for its forward physical delivery sales contracts, which were entered into and are held for the receipt or delivery of non-financial items, in accordance with its expected purchase, sale, or usage requirements as executory contracts. Consequently, these contracts are not considered financial derivative contracts and are not recorded at fair value on the statement of financial position. Realized gains or losses from natural gas and oil commodity physical delivery sales contracts are recognized in petroleum and natural gas revenue as the contracts are settled.

NuVista recognizes embedded derivatives when derivative features exist in a contract. Specifically, embedded derivatives are separated from the underlying host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, if a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and if the combined instrument is not measured at fair value through net earnings. Changes in the fair value of separable embedded derivatives are recognized immediately in net earnings.

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Income taxes

NuVista’s income tax expense is comprised of current and deferred tax recognized in respect of its earnings which are anticipated under the Income Tax Act (Canada). Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period.

Deferred income tax is recognized on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their corresponding tax values. Deferred income tax is measured using tax rates that are expected to apply when these temporary differences reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset them. Deferred income tax expense is recognized in the statement of earnings, except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

4.	Future accounting pronouncements

In May 2024, the IASB issued amendments to IFRS 9 – Financial Instruments (“IFRS 9”) and IFRS 7 – Financial Instruments: Disclosures (“IFRS 7”). The amendments clarify the accounting for the settlement of financial liabilities through electronic payment systems and provide additional guidance on assessing the contractual cash flow characteristics of financial assets. The amendments are effective for annual reporting periods beginning on or after January 1, 2026, with early adoption permitted. NuVista is currently assessing the impact of these amendments; however, they are not expected to have a material effect on the Company’s financial statements.

The IASB also introduced IFRS 18 – Presentation and Disclosure in Financial Statements (“IFRS 18”), which is effective for annual reporting periods beginning on or after January 1, 2027, with early adoption permitted. IFRS 18 will replace IAS 1 and introduce new requirements for the presentation and disclosure of information in the financial statements. The standard requires entities to present income and expenses in defined categories (operating, investing, financing, and income taxes) in the statement of profit or loss, disclose specified subtotals, and provide enhanced disclosures regarding Management-Defined Performance Measures (“MPMs”). IFRS 18 also introduces additional guidance on the aggregation and disaggregation of information to improve transparency and comparability. NuVista is currently evaluating the impact of IFRS 18 on its financial statements, including presentation and disclosure changes.

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5.	Other receivables

On July 14, 2025, NuVista entered into agreements with a third party relating to the construction of a compressor station and associated infrastructure in its Gold Creek area, as well as a gas handling agreement. Under the terms of the agreements, NuVista incurs construction costs on behalf of the third party and is reimbursed on specified funding dates. On the initial funding date, $46.1 million of previously incurred construction costs were reimbursed. Following the initial funding date, NuVista incurred an additional $59.1 million of construction costs. Of this amount, $15.1 million has been recorded in other receivables as at December 31, 2025 (December 31, 2024—nil), pending reimbursement on the next scheduled funding date of February 27, 2026.

Subsequent to the disposition date of July 14, 2025, NuVista is acting as the principal in connection with the remaining construction of the Gold Creek infrastructure. Accordingly, costs incurred and amounts reimbursed by the counterparty have been presented on a gross basis, resulting in the recognition of $59.1 million of construction revenue and a corresponding $59.1 million of construction expense for the year ended December 31, 2025.

The infrastructure is expected to be operational in the second quarter of 2026, at which time NuVista will recognize a right-of-use asset and corresponding lease liability with respect to committed processing capacity under the gas handling agreement.

6.	Other assets

Other assets totaled $13.8 million at December 31, 2025 (December 31, 2024—$9.5 million), comprising $4.3 million of long-lead inventory and $9.5 million of long-term prepaid expenditures. Long-lead inventory, held for future drilling, completion, and facility projects, is recorded at cost and transferred to property, plant and equipment or expensed as used, and is reviewed for impairment if no longer required. Long-term prepaid expenditures represent future rights to third-party infrastructure and are expensed over the contract term once services begin.

7.	Exploration and evaluation assets

	Note	2025	2024
Cost
Balance, January 1		$29,790	$27,754
Additions		7,296	6,284
Transfers to property, plant and equipment	8	(1,151)	(4,248)

Balance, end of year		$35,935	$29,790

NuVista Energy Ltd.	2025 Annual Financial Statements | 16

8.	Property, plant and equipment

	Note	2025	2024
Cost
Balance, January 1		$4,979,931	$4,436,834
Additions		434,505	494,272
Capitalized share-based compensation	20	2,853	1,928
Change in asset retirement obligations	14	9,413	42,649
Transfers from exploration and evaluation assets	7	1,151	4,248

Balance, end of year		$5,427,853	$4,979,931

	2025	2024
Accumulated depletion, depreciation and amortization
Balance, January 1	$2,045,314	$1,759,080
Depletion, depreciation and amortization	265,165	286,234

Balance, end of year	$2,310,479	$2,045,314

	2025	2024
Carrying value
Balance, January 1	$2,934,617	$2,677,754

Balance, end of year	$3,117,374	$2,934,617

The calculation of depletion at December 31, 2025, includes estimated future development costs of $2.9 billion associated with NuVista’s proved and probable reserves (December 31, 2024 - $3.3 billion). Depletion expense related to NuVista’s development and production assets was $249.7 million for the year ended December 31, 2025 (December 31, 2024 - $271.1 million). Depreciation and amortization expense related to corporate assets, turnarounds and workovers was $15.4 million for the year ended December 31, 2025 (December 31, 2024 - $15.2 million).

Impairment assessment

As at December 31, 2025 and December 31, 2024, there were no indicators of impairment identified within property, plant & equipment, and an impairment test was not performed.

NuVista Energy Ltd.	2025 Annual Financial Statements | 17

9.	Right-of-use assets

	Lease			Total
	Office	Gas Gathering	Gas Processing	2025	2024
Cost
Balance, January 1	$9,697	$36,921	$97,239	$143,857	$143,857
Additions	—	—	—	—	—

Balance, end of year	$9,697	$36,921	$97,239	$143,857	$143,857

Accumulated depreciation
Balance, January 1	$4,942	$12,843	$31,786	$49,571	$39,532
Depreciation	917	2,408	6,713	10,038	10,039

Balance, end of year	$5,859	$15,251	$38,499	$59,609	$49,571

Carrying amount
Balance, January 1	$4,755	$24,078	$65,453	$94,286	$104,325

Balance, end of year	$3,838	$21,670	$58,740	$84,248	$94,286

10.	Long-term debt

Covenant-based credit facility

On May 8, 2025, NuVista amended and renewed its existing covenant-based credit facility (the “Credit Facility”) with a syndicate of Canadian financial institutions. The amendments included an increase in the Credit Facility from $450 million to $550 million and an extension of the maturity date by one year to May 7, 2028. The amendments also included updates to the applicable benchmark rates for borrowing and certain administrative changes. NuVista’s financial covenants remain unchanged.

The Credit Facility continues to have a three-year tenor and may be extended annually at NuVista’s request, subject to lender consent. It is secured by a demand debenture and includes an expansion feature (the “accordion”), which allows the Company, subject to lender approval, to either increase the facility amount or add a term loan by up to $300 million at any time during the term, either by increasing the commitments of existing lenders or by adding new lenders.

Borrowings under the Credit Facility may be made through prime loans and CORRA loans or SOFR loans and U.S. base rate loans (for U.S. borrowings). These advances bear interest at the bank’s prime rate and/or at money market rates plus applicable margins. For the year ended December 31, 2025, borrowing costs averaged 5.2% (December 31, 2024 - 7.1%).

Under the terms of the Credit Facility, NuVista is subject to the following financial covenants (collectively, the “financial covenants”), which must be met at the end of each reporting period:

•	the Senior Debt to EBITDA(1) ratio will not exceed 3.0:1;

•	the Total Debt to EBITDA ratio will not exceed 3.5:1; and

•	the EBITDA to Interest Coverage Ratio will not be less than 3.5:1.

NuVista Energy Ltd.	2025 Annual Financial Statements | 18

At December 31, 2025, NuVista was in compliance with its financial covenants, the details of which are as follows:

Financial Covenant	Reported	Threshold	Compliance
Senior debt to EBITDA ratio	0.09:1	Not exceed 3.0:1	Met
Total debt to EBITDA ratio	0.33:1	Not exceed 3.5:1	Met
EBITDA to interest expense ratio	19.15:1	Not be less than 3.5:1	Met

(1)

EBITDA is defined as net earnings before unrealized gains and losses on financial derivatives, plus interest, taxes and depreciation, depletion and amortization, and where EBITDA and interest expense are calculated on a rolling 12-month basis. Total Debt is inclusive of outstanding financial letters of credit whereas Senior Debt excludes the amount of the demand letter of credit facility. Interest Coverage Ratio is defined as EBITDA to Interest expense for the 12-months ending at the end of each reporting period.

As at December 31, 2025, NuVista had $64.0 million drawn on its credit facility (December 31, 2024 – $5.4 million) and no outstanding letters of credit (December 31, 2024 – nil). Outstanding letters of credit reduce the available borrowing capacity under the Credit Facility.

On June 30, 2025, NuVista, with the consent of its syndicate, increased its unsecured letter of credit facility under Export Development Canada’s (“EDC”) Account Performance Security Guarantee (“APSG”) program from Cdn$30 million to US$50 million. As at December 31, 2025, NuVista had outstanding letters of credit associated with the APSG of Cdn$16.4 million (December 31, 2024—Cdn$15.6 million), leaving approximately US$38.1 million of credit available on this letter of credit facility.

Upon the closing of the Transaction on February 3, 2026, all amounts outstanding under the Credit Facility were repaid in full, all related obligations were discharged, and the Credit Facility was terminated. The EDC APSG program was concurrently terminated at closing. See Note 26, “Subsequent event,” for additional details.

11.	Senior unsecured notes

	2025	2024
Principal amount of senior unsecured notes	$165,393	$165,393
Debt issue cost	(1,274)	(2,135)

Senior unsecured notes (1)	$164,119	$163,258

(1)	Represents the carrying value of senior unsecured notes.

On July 23, 2021, NuVista issued $230.0 million of senior unsecured notes maturing on July 23, 2026 (the “2026 Notes”) and bearing interest at a fixed rate of 7.875%, payable semi-annually in arrears. The 2026 Notes were issued at $989.89 per $1,000 principal amount and are fully and unconditionally guaranteed on a senior unsecured basis with respect to the payment of principal and interest. The terms of the 2026 Notes do not include any financial covenants.

Since issuance, NuVista has redeemed an aggregate principal amount of $64.6 million of the 2026 Notes. As the remaining $164.1 million aggregate principal matures within 12 months of the reporting date, such amount has been reclassified from non-current to current liabilities.

In conjunction with the closing of the Transaction on February 3, 2026, the remaining 2026 Notes were redeemed. Refer to Note 26, “Subsequent event,” for additional details.

NuVista Energy Ltd.	2025 Annual Financial Statements | 19

12.	Other liabilities

During the year ended December 31, 2023, NuVista, together with its joint venture partners, completed the construction of a cogeneration unit at the Wembley Gas Plant, which it operates. As part of its majority working interest, NuVista partnered with five Indigenous Nations, who collectively invested $20 million in support of this emissions reduction project. In return, the Indigenous Nations are entitled to defined contractual cash flows, which represent a financial obligation for NuVista. Consequently, NuVista recognized an initial liability of $20 million within Other Liabilities.

As at December 31, 2025, the carrying value of the liability was $17.3 million (December 31, 2024 - $18.6 million), with $2.7 million classified as a current liability and $14.6 million as a long-term liability. Changes in carrying value reflect accretion of interest and cash settlements made during the period.

13.	Lease liabilities

NuVista has the following future commitments associated with its lease obligations relating to office, gas gathering, and gas processing leases:

	2025	2024
Balance, January 1	$119,462	$125,961
Lease interest expense	13,363	14,145
Payment of leases	(20,804)	(20,644)

Balance, end of year	$112,021	$119,462

Consisting of:
Current portion of lease liabilities	$8,335	$7,441
Non-current portion of lease liabilities	$103,686	$112,021

The following table details the undiscounted cash outflows and contractual maturities relating to NuVista’s lease liabilities:

	2025	2024
Less than 1 year	$20,817	$20,805
1-3 years	62,597	62,684
4-5 years	39,495	40,479
After 5 years	54,909	74,655

Total undiscounted future lease payments	$177,818	$198,623
Amounts representing lease interest expense over the term of the leases	(65,797)	(79,161)

Present value of net lease payments	$112,021	$119,462

14.	Asset retirement obligations

NuVista’s asset retirement obligations are based on estimated costs for reclaiming and abandoning its ownership interests in oil and natural gas assets, including well sites, gathering systems, and processing facilities. As of December 31, 2025, NuVista estimated the total undiscounted, uninflated cash flows required to settle these obligations to be $172.0 million (December 31, 2024 – $155.9 million), with approximately 47% expected to be settled within the next 10 years. During the year ended December 31, 2025, NuVista incurred a change in estimate of $12.0 million which largely related to revised liability cost estimates for well abandonments in certain non-core areas.

NuVista Energy Ltd.	2025 Annual Financial Statements | 20

The following table reconciles NuVista’s provision for asset retirement obligations:

	2025	2024
Balance, January 1	$122,414	$88,114
Accretion expense	4,833	3,680
Liabilities incurred	5,171	4,780
Change in estimates	11,990	39,781
Change in discount rate (1)	(7,748)	(1,912)
Liabilities settled	(9,925)	(12,029)

Balance, end of year	$126,735	$122,414

Consisting of:
Current portion of asset retirement obligations	$10,000	$9,800
Non-current portion of asset retirement obligations	$116,735	$112,614

(1)

A long-term risk-free bond rate of 3.9% (December 31, 2024 – 3.3%) and an inflation rate of 2.0% (December 31, 2024 – 1.8%) were used to calculate the net present value of the asset retirement obligations. The inflation rate was determined as the difference between the long-term risk-free rate bond rate of 3.9% (December 31, 2024 - 3.3%) and the real rate of interest of 1.9% (December 31, 2024 - 1.5%).

15.	Income taxes

The table below reconciles NuVista’s income tax expense, as calculated using the combined Canadian federal and provincial corporate tax rate of 23.0% (December 31, 2024 – 23.0%), which includes both current and deferred tax impacts.

	2025	2024
Income before tax	$390,820	$397,177
Expected tax rate (1)	23.00%	23.00%

Expected income tax expense	89,889	91,351
Non-deductible expenses	170	155
Non-deductible share-based expense	696	558
Other	1,110	(605)

Total income tax expense	$91,865	$91,459

Consisting of:
Current income tax expense (2)	$59,246	$4,699
Deferred income tax expense	$32,619	$86,760

(1)	The statutory rate consists of the combined statutory rates for NuVista.
(2)	Current taxes payable are included in accounts payable and accrued liabilities.

NuVista Energy Ltd.	2025 Annual Financial Statements | 21

The following table presents the significant components of NuVista’s deferred income tax liability:

	2025	2024
Deferred tax liability
Oil and natural gas properties	$500,103	$465,467
Financial derivative contracts	45,569	46,944
Senior unsecured notes	—	106

	545,672	512,517
Deferred tax assets
Asset retirement obligations	(54,914)	(55,632)
Share issue costs	(128)	(358)
Other	(10,752)	(12,589)

	(65,794)	(68,579)

Net deferred tax liability	$479,878	$443,938

A continuity of NuVista’s deferred tax liability is detailed in the following tables:

Assets (liability)	Balance January 1, 2025	Recognized in profit or loss	Recognized in equity	Balance December 31, 2025
Oil and natural gas properties	$(465,467)	$(34,636)	$—	$(500,103)
Asset retirement obligations	55,631	(717)	—	54,914
Share issue costs	358	(230)	—	128
Senior unsecured notes	(106)	106	—	—
Financial derivative contracts	(46,944)	1,375	—	(45,569)
Other	12,590	1,484	(3,322)	10,752

Total	$(443,938)	$(32,618)	$(3,322)	$(479,878)

Assets (liability)	Balance	Recognized in profit or loss	Recognized in equity	Balance December 31, 2024
Oil and natural gas properties	$(429,859)	$(35,608)	$—	$(465,467)
Asset retirement obligations	49,237	6,394	—	55,631
Share issue costs	593	(235)	—	358
Senior unsecured notes	(351)	245	—	(106)
Financial derivative contracts	(12,426)	(34,518)	—	(46,944)
Non-capital losses	14,153	(14,153)	—	—
Other	17,950	(8,885)	3,525	12,590

Total	$(360,703)	$(86,760)	$3,525	$(443,938)

A summary of the NuVista’s estimated tax pools is as follows:

	2025	2024
Canadian development expense	639,000	598,000
Canadian oil and natural gas property expense	165,000	176,000
Undepreciated capital cost	230,000	230,000
Other	1,000	2,000

Total federal tax pools (1)	$1,035,000	$1,006,000

(1)	Additionally, NuVista has Alberta tax pools totalling $15 million (December 31, 2024 – $14 million).

NuVista Energy Ltd.	2025 Annual Financial Statements | 22

16.	Share capital

	2025		2024
	Number	Amount	Number	Amount
Balance, January 1	203,701,229	$1,091,990	207,584,197	$1,111,750
Issued for cash on exercise of stock options	—	5,614	—	1,401
Contributed surplus transferred on exercise of stock options	1,095,741	2,755	953,112	1,655
Conversion of restricted share awards	192,591	2,275	175,031	2,898
Conversion of performance share awards	422,647	5,249	931,389	5,559
Conversion of director share units	93,152	1,219	—	—
Repurchase of shares for cancellation	(12,198,400)	(64,744)	(5,942,500)	(31,273)

Balance, end of year	193,306,960	$1,044,358	203,701,229	$1,091,990

Normal course issuer bid

In the second quarter of 2025, NuVista received TSX approval to continue its NCIB, authorizing the purchase of up to 16,398,617 outstanding common shares. The program commenced on June 23, 2025, and will expire on the earlier of June 22, 2026, or upon completion of the authorized repurchases. NuVista’s prior NCIB, which authorized the purchase of 14,234,451 common shares, expired on June 19, 2024, with 11,234,200 shares repurchased and cancelled.

During the year ended December 31, 2025, NuVista repurchased and cancelled 12,198,400 common shares under its NCIB programs, at an average price of $13.84 per common share, for a total repurchase cost of $168.8 million, including $2.8 million of share buyback tax. The total cost of $168.8 million exceeded the average carrying value of the shares repurchased of $64.7 million, with the difference of $104.0 million recorded to retained earnings.

17.	Earnings per share

The following table summarizes the weighted average common shares used in calculating net earnings per share:

(thousands of shares)	2025	2024
Weighted average common shares outstanding
Basic	197,968	206,020
Diluted (1)	199,553	208,902

(1)

For the year ended December 31, 2025, 954,559 options and nil share awards (December 31, 2024 - 1,456,841 options and 440,483 share awards) were excluded from the diluted weighted average common share calculation as they were anti-dilutive.

18.	Petroleum and natural gas revenues

NuVista produces natural gas, condensate, and NGLs from its assets in the Montney area of Alberta. The company sells its production through fixed-price or variable-price physical delivery contracts. For variable-price contracts, the transaction price is based on a benchmark commodity price, adjusted for quality, location, or other factors. Each component of the pricing formula may be fixed or variable, depending on the contract terms.

Under its contracts with customers, NuVista is obligated to deliver volumes of natural gas, condensate and NGLs to specified locations, where control over the delivered volumes is transferred to the customer. In cases where a third-party marketer takes title of NuVista’s product but uses NuVista’s pipeline contract for delivery to the end customer, a portion of the natural gas revenue is recognized as natural gas transportation revenue.

NuVista Energy Ltd.	2025 Annual Financial Statements | 23

The following table summarizes petroleum and natural gas revenue by product:

	2025	2024
Natural gas revenue (1)	$394,367	$279,478
Condensate revenue	746,623	857,625
NGL revenue (2)	119,683	78,131

Total petroleum and natural gas revenue	$1,260,673	$1,215,234

(1)	Natural gas revenue includes transportation revenue of $38.2 million and $36.5 million, for the years ended December 31, 2025 and 2024, respectively.
(2)	Includes butane, propane, ethane and sulphur revenue. Sulphur revenue totaled $51.1 million for the year ended December 31, 2025 compared to a loss of $66,000 for the year ended December 31, 2024.

Included in accounts receivable at December 31, 2025 was $116.5 million (December 31, 2024 - $97.1 million) of accrued petroleum and natural gas revenue related to deliveries for periods prior to the reporting date. There were no significant adjustments for prior period accrued petroleum and natural gas revenue reflected in the current period.

19.	Capital management

NuVista manages its capital structure with the goal of maintaining flexibility to respond to changing economic conditions, commodity prices, and the risk profiles of its assets. NuVista has the ability to adjust its capital structure through various means, including issuing new shares and debt, repurchasing shares or debt, or changing capital expenditures relative to adjusted funds flow.

NuVista has established a long-term net debt target of less than 1.0 times adjusted funds flow, annualized for the current quarter, in a stress test price environment of US$45.00/Bbl WTI and US$2.00/MMBtu NYMEX. While the actual ratio may fluctuate on a quarterly basis due to factors such as facility outages, commodity price changes, capital expenditures, and the timing of acquisitions and dispositions, NuVista actively monitors these variables to manage its capital structure effectively. As of December 31, 2025, NuVista’s net debt was 0.4 times its annualized fourth quarter adjusted funds flow (December 31, 2024 - 0.4 times). This ratio represents the number of years it would take to pay off net debt if no additional capital expenditures were made and adjusted funds flow remained consistent.

20.	Share-based compensation

Stock options

NuVista has established a Stock Option plan under which officers and employees are eligible to receive options to purchase common shares. The options granted under this plan vest at a rate of one-third per year and expire 2.5 years after the vesting date. The maximum number of common shares reserved for issuance under the Stock Option plan is 12,945,000 of which 4,358,815 remain to be issued at December 31, 2025.

NuVista Energy Ltd.	2025 Annual Financial Statements | 24

The following continuity table summarizes the stock option activity:

	2025		2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Balance, January 1	2,811,741	$8.15	3,415,160	$5.27
Granted	332,520	13.88	662,831	12.74
Exercised - issuance of shares from treasury	(1,095,741)	5.69	(953,112)	2.60
Exercised - cash (1)	(628,556)	—	(285,829)	2.60
Forfeited	(10,778)	12.48	(26,639)	10.71
Expired	(11,204)	13.12	(670)	13.77

Balance, end of year	1,397,982	$12.47	2,811,741	$8.15

(1)

In 2025, represents stock options that were cash-settled due to restrictions under Lock-up Agreements entered into in connection with the Arrangement Agreement, refer to Note 26, “Subsequent event”. In 2024, pertains to the cash settlement of applicable withholding taxes.

The following table summarizes stock options outstanding and exercisable at December 31, 2025:

	Options outstanding			Options exercisable
Range of exercise price	Number of options outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number of options exercisable	Weighted average exercise price
$0.84 to $1.99	16,910	0.4	$0.84	16,910	$0.84
$2.00 to $3.99	19,622	0.9	2.62	19,622	2.62
$6.00 to $7.99	34,527	0.9	7.28	34,527	7.28
$10.00 to $11.99	195,306	1.9	11.31	115,305	11.41
$12.00 to $13.92	1,131,617	3.1	13.17	279,357	13.06

$0.84 to $13.92	1,397,982	2.9	$12.47	465,721	$11.34

NuVista uses the fair value-based method to determine share-based compensation costs. The fair value of each option granted during the year was estimated on the date of grant using the Black-Scholes option pricing model.

The weighted average fair value and weighted average assumptions used to fair value the options granted in in the year are as follows:

	2025	2024
Risk-free interest rate (%)	2.90	3.40
Expected volatility (%)	47	51
Expected life (years)	4.5	4.4
Forfeiture rate (%) (1)	—	9.03
Fair value at grant date ($ per option)	5.81	5.72

(1)

As at December 31, 2025, management revised its estimate of the number of outstanding share options expected to vest, resulting in a nil forfeiture rate, related to the Transaction described in Note 26, “Subsequent event”.

Share award incentive plan

NuVista has a Share Award Incentive plan for certain directors, officers, employees and consultants consisting of Restricted Share Awards (“RSA”) and Performance Share Awards (“PSA”). The maximum number of common shares reserved for issuance under the Share Award Incentive Plan is 14,350,000 of which 3,917,584 remain to be issued at December 31, 2025.

NuVista Energy Ltd.	2025 Annual Financial Statements | 25

Restricted share awards

NuVista has a RSA plan for its officers and employees, entitling the holder to receive one common share for each RSA granted upon vesting. RSA grants may vest within three years from the date of grant. To date, all RSA grants have had a two-year vesting period.

The fair value of RSAs is determined based on the weighted average trading price of the five days preceding the grant date. This fair value is recognized as share-based compensation expense over the vesting period, with a corresponding increase to contributed surplus. The compensation expense is adjusted by an estimated forfeiture rate, which is determined at the grant date and updated periodically. Upon vesting of the RSAs and settlement in common shares, the previously recognized value in contributed surplus is transferred to share capital.

The following table summarizes the change in the number of RSAs:

	2025	2024
Balance, January 1	538,268	488,392
Settled - issuance of shares from treasury	(192,591)	(175,031)
Settled - cash (1)	(56,200)	(52,446)
Granted	134,622	297,044
Forfeited	(6,507)	(19,691)

Balance, end of year	417,592	538,268

(1)

In 2025, represents RSAs that were cash-settled due to restrictions under Lock-up Agreements entered into in connection with the Arrangement Agreement, refer to Note 26, “Subsequent event”. In 2024, pertains to the cash settlement of applicable withholding taxes.

Performance share awards

NuVista has a PSA plan for its officers and employees. Each PSA entitles the holder to receive the number of common shares specified in the performance award, multiplied by a payout multiplier ranging from 0 to 2.0x. The payout multiplier for performance-based awards is determined by NuVista’s Board of Directors, based on an assessment of the Company’s achievement of predefined corporate performance measures for the applicable period. PSA grants vest three years from the date of grant.

The fair value of PSAs is determined based on the weighted average trading price of the five days preceding the grant date. This fair value is recognized as share-based compensation expense over the vesting period, with a corresponding increase to contributed surplus. The amount of the compensation expense is adjusted for an estimated forfeiture rate, determined at the date of the grant and updated periodically. Upon vesting of the PSAs and settlement in common shares, the previously recognized value in contributed surplus is transferred to share capital.

The following table summarizes the change in the number of PSAs:

	2025	2024
Balance, January 1	1,314,076	1,755,372
Settled - issuance of shares from treasury	(422,647)	(931,389)
Settled - cash (1)	(130,527)	(494,509)
Granted	216,817	527,828
Forfeited	(19,435)	(84,994)
Performance adjustment (2)	154,632	541,768

Balance, end of year	1,112,916	1,314,076

(1)

In 2025, represents PSAs that were cash-settled due to restrictions under Lock-up Agreements entered into in connection with the Arrangement Agreement, refer to Note 26, “Subsequent event”. In 2024, pertains to the cash settlement of applicable withholding taxes.

(2)	Awards granted on the vest date due to a performance factor of 1.46x for the year ended December 31, 2025 (December 31, 2024 - 1.56x).

NuVista Energy Ltd.	2025 Annual Financial Statements | 26

Cash award incentive plan

NuVista has a Cash Award Incentive Plan that includes Director Deferred Share Units (“DSU”) for non-management directors and Restricted Stock Units (“RSU”) for non-management directors, officers, and employees.

Director deferred share units

NuVista’s DSU plan provides compensation to non-management directors. Each DSU entitles the holder to receive cash equal to the trading price of the equivalent number of common shares of the NuVista. All DSUs granted vest and become payable upon the director’s retirement. The compensation expense is calculated using the fair value method, based on the trading price of the NuVista’s common shares at the end of each reporting period.

The following table summarizes the change in the number of DSUs:

	2025	2024
Balance, January 1	1,129,643	1,034,614
Settled - issuance of shares from treasury (1)	(93,152)	—
Settled - cash	(140,380)	—
Granted	43,654	95,029

Balance, end of year	939,765	1,129,643

(1)	During the year ended December 31, 2025, NuVista elected to settle vested DSUs totaling 93,152 through the issuance of common shares.

The following table summarizes the change in compensation liability relating to DSUs:

	2025	2024
Balance, January 1	$15,612	$11,422
Change in accrued compensation liabilities	5,214	4,190
Settled - issuance of shares from treasury	$(1,219)	$—
Settled - cash	$(2,579)	$—

Balance, end of year	$17,028	$15,612

The compensation liability was calculated using NuVista’s closing share price at December 31, 2025 and December 31, 2024, of $18.12 and $13.82, respectively, and is recorded within the current portion of other liabilities on the Statement of Financial Position.

Restricted share units

NuVista’s RSU plan provides compensation to non-management directors, officers and employees. Each RSU entitles the holder to receive cash equal to the trading price of the equivalent number of common shares of NuVista. The vesting arrangement of RSU’s is at the discretion of NuVista Board of Directors, although each RSU will typically vest and become payable within two years from the date of grant.

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The following table summarizes the change in the number of RSUs:

	2025	2024
Balance, January 1	19,416	8,236
Settled - cash	(8,236)	—
Granted	7,023	11,180

Balance, end of year	18,203	19,416

The following table summarizes the change in compensation liability relating to RSUs:

	2025	2024
Balance, January 1	$107	$18
Change in accrued compensation liabilities	208	89
Settled - cash	(138)	—

Balance, end of year	$177	$107

Current portion of compensation liabilities	$138	$79
Non-current portion of compensation liabilities	$39	$28

Share-based compensation expense

The following table summarizes the total share-based compensation expense relating to stock options, RSAs, PSAs, DSUs and RSUs:

	2025	2024
Stock options	$3,025	$2,425
Restricted share awards	2,837	2,634
Performance share awards	9,943	4,783

Non-cash share-based compensation expense	15,805	9,842

Director deferred share units	5,214	4,190
Restricted share units	208	89

Cash share-based compensation expense	5,422	4,279

Total share-based compensation expense	$21,227	$14,121

The following table summarizes the capitalized share-based compensation relating to stock options, RSAs and PSAs:

	2025	2024
Capitalized stock options	$536	$489
Capitalized restricted share awards	499	486
Capitalized performance share awards	1,818	953

Capitalized share-based compensation	$2,853	$1,928

Capitalized share-based compensation is attributable to personnel involved with the exploration and development of the NuVista’s capital projects.

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In connection with the closing of the Transaction on February 3, 2026, and upon the Arrangement becoming effective, all outstanding NuVista incentive awards, including PSAs, RSAs, RSUs, DSUs and Options (collectively, the “NuVista Incentives”), were accelerated and vested.

RSAs and PSAs held by employees and directors vested on the Effective Date and were settled in cash based on the applicable payout multiplier and the Settlement Price, less applicable taxes, and were terminated in accordance with the NuVista Share Award Plan. RSUs and DSUs were similarly vested and settled in cash based on the Settlement Price, less applicable taxes, and were terminated in accordance with the NuVista Cash Award Plan.

All outstanding Options held by current and certain former employees and directors vested on the Effective Date. NuVista obtained surrender agreements from holders pursuant to which the Options were cancelled in exchange for a cash payment equal to the excess, if any, of the Settlement Price over the applicable exercise price, less applicable taxes.

Refer to Note 26, “Subsequent event” for additional details.

21.	Risk management

In the normal course of business, NuVista is exposed to various financial risks arising from its exploration, development, production, and financing activities, including:

•	credit risk;

•	liquidity risk; and

•	market risk.

NuVista’s Board of Directors oversees the establishment and execution of the Company’s risk management framework, while management is responsible for implementing and ensuring compliance with risk management policies. These policies are designed to identify and assess key risks, establish appropriate risk limits and controls, and monitor risk exposure in alignment with market conditions and the Company’s operations.

Credit risk

Credit risk is the risk of financial loss to NuVista if a customer or counterparty to a financial instrument fails to meet its contractual obligations. This risk primarily arises from joint operations partners, oil and natural gas marketers, and financial intermediaries. Most of NuVista’s accounts receivable are with oil and natural gas marketers and joint operations partners and subject to standard industry credit risks. NuVista mitigates its credit risk by contracting with financially stable counterparties that have strong credit ratings and by regularly monitoring its exposure to individual counterparties.

The following table presents NuVista’s disaggregated accounts receivable balance:

	2025	2024
Production revenues	$116,547	$97,139
Joint interest and other	26,417	20,746

Accounts receivable	$142,964	$117,885

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The majority of NuVista credit exposure on accounts receivable at December 31, 2025 pertains to accrued sales revenue for December 2025 production volumes. Receivables from oil and natural gas marketers are normally collected on the 25th of the month following production. Receivables with joint operations partners are typically collected within one to three months of the joint operations invoice being issued to the partner. As at December 31, 2025, NuVista’s receivables consisted of $116.5 million from oil and natural gas marketers of which all has been subsequently collected and $26.4 million from joint operations partners and other receivables of which $9.3 million has been subsequently collected. NuVista does have any past due accounts receivable that it has determined to be uncollectible.

Liquidity risk

Liquidity risk is the risk that NuVista may be unable to meet its financial obligations as they become due. NuVista actively manages its liquidity through continuously monitoring cash flows from operating, financings, and investing activities, as well as reviewing and adjusting its capital expenditures program as necessary.

To ensure sufficient liquidity under both normal and adverse conditions, NuVista maintains a revolving credit facility with adequate capacity, manages the maturity profiles of financial assets and liabilities, and aligns its payment cycles with revenue collection where possible. Additionally, NuVista oversees its commodity price risk management program to help mitigate cash flow volatility. These measures enable NuVista to meet both short-term and long-term financial obligations while maintaining financial flexibility.

The timing of cash flows relating to financial liabilities as at December 31, 2025 is as follows:

	Total	1 year	2 to 3 years	4 to 5 years	Beyond 5 years
Accounts payable and accrued liabilities	$180,160	$180,160	$—	$—	$—
Senior unsecured notes (1)	164,119	164,119	—	—	—
Long-term debt (2)	64,012	64,012	—	—	—
Lease liabilities	112,021	8,335	31,620	25,409	46,657
Other liabilities	35,172	19,826	5,559	5,520	4,267

Total financial liabilities	$555,484	$436,452	$37,179	$30,929	$50,924

(1)	In conjunction with closing of the Transaction on February 3, 2026, the remaining 2026 Notes were redeemed. Refer to Note 26, “Subsequent event,” for additional details.
(2)

NuVista’s Credit Facility is a revolving facility with a three-year term and a current maturity date of May 7, 2028. Upon the closing of the Transaction on February 3, 2026, all amounts outstanding under the Credit Facility were repaid in full, all related obligations were discharged, and the Credit Facility was terminated. Refer to Note 26, “Subsequent event,” for additional details.

Market risk refers to the potential fluctuation in the fair value or future cash flows of a financial instrument due to changes in commodity price risk, currency risk, and interest rate risk. NuVista is involved in oil and natural gas exploration, development and production activities in Canada, resulting in significant exposure to commodity price risk. To mitigate this, NuVista has implemented a disciplined commodity price risk management program as part of its overall financial management strategy. Although, NuVista considers these transactions to be economic hedges, it does not designate them as hedges for accounting purposes.

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i. Commodity price risk

Commodity price risk refers to the potential fluctuation in the fair value of future cash flows due to changes in commodity prices. Significant shifts in commodity prices can materially affect NuVista’s financial performance, operating results, and financial position. These price changes are influenced not only by the domestic supply and demand of crude oil and natural gas in Canada and the United States, but also by global events that affect worldwide supply and demand levels. NuVista is exposed to commodity price risk as prices for its natural gas, natural gas liquids, and condensate fluctuate due to various local and global factors, including supply and demand, inventory levels, weather patterns, pipeline transportation constraints, political stability, and economic factors.

To manage this risk, NuVista employs a disciplined commodity price risk management program as part of its overall financial risk management strategy. This program aims to reduce volatility in financial results and stabilize adjusted funds flow against unpredictable commodity prices. NuVista manages commodity price risk through the use of various financial derivative and physical delivery sales contracts. Financial derivative contracts are considered financial instruments, while physical delivery sales contracts are excluded from the definition of financial instruments, as they consist of executory contracts. NuVista uses these instruments to manage petroleum and natural gas commodity price risk. The Board of Directors has authorized the use of fixed price, put option, and costless collar contracts (“Fixed Price Contracts”) and approved the terms of the commodity price risk management program as follows:

(% of net forecast after royalty production)	First 18 month forward period	Following 18 month forward period	Following 24 month forward period
Natural Gas Fixed Price Contracts	up to 70%	up to 60%	up to 50%
Crude Oil Fixed Price Contracts	up to 70%	up to 60%	up to 30%

The Board of Directors has set limits for entering into natural gas basis differential contracts, which are the lesser of 70% of forecast natural gas production, net of royalties, or the volumes required to bring the combined natural gas basis differential contracts and natural gas fixed price contracts to 100% of forecast natural gas production, net of royalties. These contracts are limited to a term of no more than 7 years from the date any such swap is entered into.

Financial derivative contracts

At December 31, 2025, NuVista had the following financial derivative contracts in place to manage commodity price risk:

	WTI fixed price swap		WTI 3 way collar				WTI collar
Term (1)	Bbls/d	Cdn$/Bbl	Bbls/d	Cdn$/Bbl	Cdn$/Bbl	Cdn$/Bbl	Cdn$/Bbl	Cdn$/Bbl	Cdn$/Bbl
2026	4,000	87.41	1,000	77.00	88.00	94.75	1,000	80.00	96.30

(1)	Table presented as weighted average volumes and prices.

	AECO-NYMEX basis swap
Term (1)	MMBtu/d	US$/MMBtu
2026	187,500	(0.92)
2027	140,000	(0.91)
2028	120,000	(1.04)
2029	47,500	(1.11)
2030	70,000	(1.08)
2031	25,000	(1.23)

(1)	Table presented as weighted average volumes and prices.

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	NYMEX fixed price swap		NYMEX collars
Term (1)	Mmbtu/d	US$/Mmbtu	Mmbtu/d	US$/Mmbtu	US$/Mmbtu
2026	20,000	4.07	95,000	3.75	5.27
2027	—	—	15,000	3.50	4.72

(1)	Table presented as weighted average volumes and prices.

	AECO fixed price swap		AECO collars
Term (1)	GJ/d	Cdn$/GJ	GJ/d	Cdn$/GJ	Cdn$/GJ
2026	27,260	2.90	5,863	2.40	3.05
2027	11,726	2.60	8,384	2.50	3.35

(1)	Table presented as weighted average volumes and prices.

The following table summarizes the impact of commodity price fluctuations on net earnings, resulting from changes in the fair value of financial derivative contracts in place at December 31, 2025. Due to the non-linear relationship between assumption changes and fair value fluctuations, changes in fair value typically cannot be extrapolated.

CDN $	2025	2024
Increase in $ WTI – oil $10/Bbl	$(25,519)	$(11,085)
Decrease in $ WTI – oil $10/Bbl	$25,135	$11,138
Increase in $ AECO – gas $0.50/GJ	$(18,020)	$(81,544)
Decrease in $ AECO – gas $0.50/GJ	$17,125	$80,615

Embedded derivative

NuVista has a long-term natural gas supply agreement to deliver 21,000 MMBtu/d of LNG for a term of up to thirteen years, commencing January 1, 2027. Under the agreement, natural gas will be delivered at the NOVA Inventory Transfer Point (“NIT”), with pricing based on the Japan Korea Marker (“JKM”) index, net of transportation and liquefaction costs. The agreement contains an embedded derivative, for which the NuVista recognizes unrealized gains or losses based on changes in forward JKM and AECO 7A monthly index price forecasts. Realized gains or losses will be recognized upon commencement of physical deliveries, expected in January 2027.

As at December 31, 2025, NuVista recorded an embedded derivative liability of $19.6 million (December 31, 2024 - $0.1 million liability) related to the JKM natural gas supply agreement and an associated unrealized loss of $19.5 million (December 31, 2024 - $0.1 million unrealized loss). The embedded derivative is measured at fair value using a Level 2 valuation methodology, estimated through an internally developed model that incorporates observable market inputs and assumptions that can be reasonably substantiated by available market information, including forecasted JKM prices.

ii. Currency risk

Currency risk refers to the potential fluctuation in the fair value of a financial instrument due to changes in foreign exchange rates. NuVista’s financial instruments are indirectly exposed to currency risk, as the prices of petroleum and natural gas in Canada are influenced by changes in the exchange rate between the Canadian dollar and the US dollar. Additionally, NuVista has US dollar-denominated receivables and payables, with future cash payments directly impacted by the exchange rate in effect at the time of payment.

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iii.	Interest rate risk

Interest rate risk refers to the potential fluctuation in the fair value or future cash flows of a financial instrument due to changes in market interest rates. NuVista is exposed to interest rate fluctuations on its Credit Facility, which carries a floating interest rate. To manage this risk, NuVista maintains a mix of fixed and variable interest rates on its debt, including its 2026 Notes and Credit Facility. NuVista had no interest rate swap or financial contracts in place as at or during the year ended December 31, 2025.

At December 31, 2025, NuVista had $64.0 million drawn on its bank credit facility (December 31, 2024 - $5.4 million).

Fair value of financial instruments

NuVista’s financial instruments recognized on the statement of financial position consist of accounts receivable, financial derivative contracts, accounts payable and accrued liabilities, compensation liability, lease liabilities, and long-term debt. The carrying value of the long-term debt approximates its fair value as it bears interest at market rates. Except for financial derivative contracts and compensation liability, which are recorded at fair value, the carrying values of other financial instruments reflect their current fair value, given their short-term maturities. The estimated fair values of recognized financial instruments have been determined based on quoted market prices when available, or through third-party models and valuation methodologies utilizing observable market data.

NuVista classifies fair value measurements according to the following hierarchy based on the amount of observable inputs used to value the instrument.

•

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace.

•	Level 3 – Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

NuVista’s financial commodity derivative contracts and embedded derivative contracts are classified as Level 2 fair value measurements. The Company does not have any recurring fair value measurements classified as Level 3. Fair values are determined using third-party valuation models and methodologies, as well as internally developed models that incorporate observable market data and inputs that can be corroborated by market information. The determination of the significance of individual inputs to the fair value measurement requires judgment and may affect the classification within the fair value hierarchy.

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Risk management contracts

The following provides a summary of the unrealized gains and losses on financial instruments for the years ended December 31, 2025 and 2024:

	2025	2024
Unrealized gain on financial instruments - commodity contacts	$13,527	$150,212
Unrealized loss on financial instruments - embedded derivative	(19,504)	(135)

Total unrealized gain (loss) on financial instruments	$(5,977)	$150,077

The following is a summary of the fair value of financial instruments as at December 31, 2025 and 2024:

	Financial derivative contracts	Natural gas embedded derivative	2025 Total	2024 Total
Current asset	$123,594	$—	$123,594	$65,538
Long term asset (liability)	94,173	(19,640)	74,533	138,566

Total fair value of financial instruments	$217,767	$(19,640)	$198,127	$204,104

22.	Financing costs

	Note	2025	2024
Interest on long-term debt		$9,007	$7,914
Interest on senior unsecured notes		14,000	14,283

Interest expense		23,007	22,197
Lease interest expense		13,364	14,145
Accretion expense	14	4,833	3,680

Total financing costs		$41,204	$40,022

23.	Commitments

The following is a summary of the NuVista’s commitments as at December 31, 2025:

	Total	2026	2027	2028	2029	2030	Thereafter
Transportation (1)	$1,086,222	$161,275	$164,841	$141,625	$127,623	$102,363	$388,495
Processing (1) (2)	1,975,647	168,763	179,091	180,371	177,956	182,859	1,086,607
Drilling (3)	6,117	3,831	2,286	—	—	—	—
Other (4)	1,517	117	117	117	117	117	932

Total commitments (5)	$3,069,503	$333,986	$346,335	$322,113	$305,696	$285,339	$1,476,034

(1)	Certain of the transportation and processing commitments are secured by outstanding letters of credit totaling $15.8 million at December 31, 2025 (December 31, 2024 - $14.8 million).
(2)	Includes processing and disposal commitments to guarantee firm capacity or priority service in various facilities.
(3)	Includes minimum standby rate commitments on two designated drilling rigs.
(4)	Includes certain community and scholarship investments committed for a period of 15 years.
(5)	Excludes commitments recognized within lease liabilities.

NuVista Energy Ltd.	2025 Annual Financial Statements | 34

24.	Key management compensation

Key management personnel includes the Board of Directors and executive officers of NuVista. The compensation recognized in general and administrative expenses for key management personnel during the year consisted of the following:

	2025	2024
Salaries, wages and short-term benefits	$5,205	$6,323
Termination and post-employment benefits	377	—
Share-based payments (1)	8,730	8,147

Total	$14,312	$14,470

(1)	Represents the amortization of share-based compensation expense as recorded in the financial statements.

25.	Supplemental information

Supplemental cash flow information

The following table provides a detailed breakdown of certain non-cash items included in cash flows from operating and investing activities:

	2025	2024
Cash provided by (used for):
Accounts receivable and other	$(11,606)	$6,913
Prepaid expenses	(3,488)	(343)
Other receivables	(15,065)	—
Accounts payable and accrued liabilities	(23,136)	54,493

	$(53,295)	$61,063

Related to:
Operating activities	$(45,784)	$60,086
Investing activities	(7,511)	977

	$(53,295)	$61,063

Supplemental disclosures

NuVista’s statement of earnings is prepared primarily by nature of expense, except for employee compensation, which is included in both operating and general and administrative expenses.

The following table details the amount of total employee compensation included in the operating expenses, general and administrative expenses and share-based compensation in the statement of earnings:

	2025	2024
Operating	$2,650	$2,825
General and administrative	22,219	22,211
Share-based compensation	21,227	14,121

Total employee compensation costs	$46,096	$39,157

NuVista Energy Ltd.	2025 Annual Financial Statements | 35

26.	Subsequent event

On February 3, 2026, Ovintiv (TSX: OVV; NYSE: OVV), through Ovintiv Canada, completed the acquisition of all of the issued and outstanding common shares of NuVista not already owned by Ovintiv or its affiliates pursuant to a definitive arrangement agreement dated November 4, 2025 (the “Arrangement Agreement”). The acquisition was completed by way of a plan of arrangement under the Business Corporations Act (Alberta) in a cash and share transaction valued at approximately $3.8 billion (the “Transaction”).

The Transaction was approved on January 23, 2026 by over 99% of the votes cast at a special meeting of NuVista shareholders, with approximately 64% of outstanding shares represented at the meeting. Pursuant to the Arrangement Agreement, NuVista shareholders were entitled to elect to receive: (i) $18.00 in cash per NuVista share; (ii) 0.344 of an Ovintiv common stock per NuVista share; or (iii) a combination thereof, subject to proration and a maximum aggregate cash consideration of approximately $1.57 billion and a maximum aggregate share consideration of approximately 30.1 million Ovintiv common stock. Shareholders who did not make a valid election were deemed to have elected to receive 50% cash consideration and 50% share consideration.

Debt Settlement

Pursuant to the Arrangement Agreement and the applicable indenture, the remaining outstanding principal amount of NuVista’s 2026 Notes was redeemed in connection with the closing of the Transaction.

In addition, upon closing, all amounts outstanding under NuVista’s credit facility were repaid in full, all related obligations were discharged, and the credit facility was terminated. The EDC APSG program was likewise terminated at closing.

Transaction Costs

In connection with the Transaction, NuVista incurred transaction costs of $2.4 million as at December 31, 2025, primarily related to legal and advisory fees. Upon closing, total transaction costs attributable to third-party professional services amounted to $32.8 million. These amounts exclude costs related to employee severance and compensation arrangements.

Following completion of the Transaction, the NuVista Shares were delisted from the TSX, and on February 19, 2026, NuVista was amalgamated with Ovintiv Canada.

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